News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES SALE OF BRANCHES

OTTAWA, IL, January 27, 2016 – Centrue Financial Corporation (the “Company” or “Centrue”) (NASDAQ: CFCB), parent company of Centrue Bank (the “Bank”), announced today that the Bank has entered into an agreement to sell its Fairview Heights branch to Town and Country Bank, a subsidiary of Town and Country Financial Corporation (OTC Pink: TWCF).
Centrue also announced today that the Bank has entered into an agreement to sell its Aviston and St. Rose branches to First National Bank in Carlyle, a subsidiary of First National Bancorporation in Carlyle, IL.
Both sales are expected to be completed by the end of the second quarter, pending regulatory approval.
Commenting on the sales, Bank President & CEO, Kurt R. Stevenson, noted that the divestitures were "consistent with our strategic business plan and the overarching objective to deploy capital into areas that yield the greatest opportunity to strengthen franchise value. The sale of the Fairview Heights, Aviston and St. Rose branches allows us to gain greater efficiencies in our core markets and to focus our sales efforts in those anchor communities."

The buyers will be paying a blended deposit premium of approximately 4.0% for the deposits held through the branches acquired, will be purchasing the fixed assets of these branches at net book value for an aggregate of approximately $5.1 million and will acquire an aggregate of approximately $13.0 million of loans of these branches at par. Town and Country Bank will acquire approximately $13.0 million in deposits, $7.9 million in loans and the office at 303 Fountains Pkwy, Fairview Heights, Illinois, while First National Bank in Carlyle will acquire approximately $46.3 million in deposits, $5.1 million in loans and the offices at 101 S. Page St., Aviston, Illinois and 18001 St. Rose Rd., Breese, Illinois. Had the transactions closed on December 31, 2015, the total premium to Centrue’s stockholders would have been approximately $2.4 million on a pre-tax basis.
Centrue Bank was advised in these transactions by Boenning & Scattergood, Inc. as financial advisor and Howard & Howard Attorneys PLLC as legal counsel.

4843-5790-7757, v. 4

About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.
Further information about the Company is available at its website at http://www.centrue.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838